UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/24/2009

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd. San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On August 1, 2007, we entered into an agreement with the State of Texas (Texas Enterprise Fund Grant) under which we may receive up to $22.0 million in state enterprise fund grants on the condition that we meet certain employment levels in the State of Texas paying an average compensation of at least $56,000 per year (subject to increases). To the extent we fail to meet these requirements, we may be required to repay all or a portion of the grants plus interest. In September 2007, we received the initial installment of $5.0 million from the State of Texas.

On July 24, 2009, the Texas Enterprise Fund Grant agreement was amended to modify the job creation requirements. Under the amendment, the grant has been divided into four separate tranches. The first tranche, called “Basic Fund” in the amendment, is $8.5 million with a job target of 1,225 new jobs by December 31, 2012 (in addition to the 1,436 jobs in place as of August 1, 2007 for a total of 2,661 jobs in Texas). We already have drawn $5.0 million of this grant. We can draw an additional $3.5 million when we reach 1,225 new jobs in Texas. If we do not create the 1,225 new jobs by the end of 2012, we will be required to repay the grant at a rate of $1,263 per job missed per year (clawback). The maximum clawback would be what we draw plus interest at the rate of 3.4% per year. The remaining three tranches are at our option. We can draw an additional $13.5 million, namely $5.5 million if we create a total of 2,100 new jobs in Texas, another $5.25 million if we create a total of 3,000 new jobs and $2.75 million more if we create a total of 4,000 new jobs. We are responsible for maintaining the jobs through December 31, 2021. If we lose jobs for which we have drawn funds, the clawback is triggered.

This amendment also causes an automatic adjustment to job requirements in our Master Economic Incentives Agreement dated August 2, 2007 with the City of Windcrest, Texas, the County of Bexar, Texas and the City of San Antonio, Texas, and agreements ancillary thereto.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibit(s) - 10.1 Amendment Number One to the Economic Development Agreement by and between the State of Texas and Rackspace US, Inc.

SIGNATURE(S)

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date: July 30, 2009	By:	/s/ Bruce R. Knooihuizen
Bruce R. Knooihuizen
Chief Financial Officer, Senior Vice President, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Amendment Number One to the Economic Development Agreement by and between the State of Texas and Rackspace US, Inc.